Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is entered into this 6th day of February 2017, by and between Autodesk, Inc. (the “Company”) and Carl Bass (“Executive”).

WHEREAS, Executive is employed by the Company; and

WHEREAS, Executive and the Company have entered into a Third Amended and Restated Employment Agreement as of March 21, 2013 (the “Employment Agreement”);

WHEREAS, Executive and the Company hereby agree that the Employment Agreement and any and all other agreements, letters and memorandums containing terms and conditions of Executive’s employment with the Company, except those agreements and provisions set forth in Section 14 of this Agreement, are hereby terminated and, thus, neither Executive nor the Company are entitled to any rights or benefits under any such agreements, letters and memorandums other than as set forth in this Agreement;

WHEREAS, the Company has agreed with certain investors of the Company to promptly undertake an executive search for a new chief executive officer of the Company (the “New CEO”) to be identified in a process to be overseen by the Succession Planning Committee of the Board of Directors; and

WHEREAS, the Company and certain investors of the Company have agreed that directors Jeff Clarke and Scott D. Ferguson shall each continue to serve on the Board of Directors of the Company until the later to occur of (i) the date the New CEO is appointed and (ii) the date of the 2017 annual meeting of stockholders of the Company.

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

1.	Executive shall (a) voluntarily resign from his full-time position as President and Chief Executive Officer of the Company (“CEO”), effective as of 11:59 p.m. (PST) on February 7, 2017 (the “Resignation Date”) and (b) from the Resignation Date until May 7, 2017 or any such later date requested by the Company’s Board of Directors and agreed to by Executive, but not later than October 30, 2017 (the “Termination Date”), with such period from the Resignation Date until the Termination Date referred to herein as the “Transition Period,” perform no less than twenty (20) hours of work per week for the Company as a part-time employee of the Company, acting in the role of special advisor to Amar Hanspal and Andrew Anagnost (both of whom shall comprise “the Office of the CEO,” effective as of the Resignation Date and dissolved as of the appointment of a new CEO, and share the duties of CEO during the Transition Period) or the successor CEO. Upon the Termination Date, the Executive’s employment with the Company shall terminate and the Parties shall reaffirm and restate their obligations hereunder, including the release of claims agreement (the “Release”) attached hereto as Exhibit A. Executive will continue to serve as a member of the Company’s Board of Directors through the Termination Date and will be nominated for re-election to the Company’s Board of Directors at the June 2017 annual meeting of stockholders of the Company to serve as director until the 2018 annual meeting of stockholders of the Company. In the event that Executive is re-elected to the Board of Directors in June 2017, Executive shall serve on the committee(s) designated by the Board of Directors. Following the Transition Period, Executive shall be eligible to receive the same compensation as other non-employee members of the Board of Directors.

2.	Provided that, in accordance with the terms and conditions set forth in this Agreement and the Release, Executive timely executes, does not revoke, and returns this Agreement and the Release to the Company within thirty (30) days following the Resignation Date, then during the Transition Period, Executive shall receive a monthly payment of $12,500 and benefits under the Company’s health and welfare benefit plans, and Executive’s outstanding, unvested equity awards shall continue to vest during the Transition Period. For the avoidance of doubt, Executive shall not be entitled to receive any fiscal year 2018 bonus payments or equity grants from the Company during the Transition Period.

3.	Provided that, in accordance with the terms and conditions set forth in this Agreement and the Release, Executive timely re-executes on or after the Termination Date, does not revoke, and returns this Agreement and Release to the Company within fifty (50) days after the Termination Date, and, provided, further, that Executive complies with the restrictive covenants in Section 6 of this Agreement, the non-disparagement provisions in Section 7 of this Agreement and the Company’s confidentiality agreement that Executive previously executed, the Company shall provide to Executive the following severance payments and benefits in accordance with this Agreement:

a.	Beginning on the sixtieth (60th) day following the Termination Date, an amount equal to two hundred percent (200%) of Executive’s base salary in effect as of the Resignation Date, less applicable tax withholdings, to be paid in substantially equal installments over twelve (12) months, in accordance with the Company’s normal payroll practices;

b.	Executive’s bonus for fiscal year 2017, provided that the Company targets are reached, to be paid in one lump sum on or before March 15, 2018;

c.	Beginning immediately as of the Second Effective Date (as such term is defined in the Release), with respect to each of Executive’s then outstanding unvested equity awards, other than awards that would otherwise vest in whole or in part only upon satisfaction of performance criteria, such awards shall fully accelerate and become vested and/or exercisable, and settled, as applicable, with respect to one hundred percent (100%) of the shares subject thereto;

d.	With respect to each of Executive’s then outstanding unvested equity awards that would otherwise vest in whole or in part only upon satisfaction of performance criteria, such awards shall become vested and/or exercisable, as applicable, as if Executive had remained continuously employed by the Company through the end of the 12-month performance period in which Executive’s employment is terminated, based on the extent, if any, that the underlying performance criteria with respect to such awards are satisfied for such performance period (and the remainder of such equity awards that do not become vested pursuant to this clause (d), if any, shall be forfeited);

e.	Beginning immediately as of the Second Effective Date (as such term is defined in the Release), a period of not less than twelve (12) months to exercise any vested stock options that were granted to Executive by the Company on or after February 2, 2009 (provided that such options shall expire, if earlier, on the date when they would have expired if Executive’s employment had not terminated); and

f.	Beginning on the sixtieth (60th) day following the Termination Date, if Executive validly elects to continue coverage under COBRA, reimbursement for premiums paid for continued health benefits for Executive (and any eligible dependents) under the Company’s health plans, payable when such premiums are due until the earlier of (i) twelve (12) months or (ii) the date upon which Executive and Executive’s eligible dependents become covered under similar plans.

4.	This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the transition and termination of his employment. Executive acknowledges and agrees that he is not entitled to payments or benefits under the Company’s Executive Change in Control Program as amended and restated. To the extent Executive receives severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be correspondingly reduced (or vice-versa).

5.	In the event that the benefits provided for in this Agreement otherwise constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under Section 3 of this Agreement shall be either:

a.	Delivered in full, or

b.	Delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company otherwise agrees in writing, all determinations required to be made under this Section, including the manner and amount of any reduction in the Executive’s benefits under Section 3, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the event giving rise to such Payment (the “Accountants”). If Executive’s benefits are delivered to a lesser extent in accordance with this subsection (b), then Executive’s aggregate benefits shall be reduced in the following order: (i) cash severance pay that is exempt from Section 409A of the Code, (ii) any other cash severance pay, (iii) any reimbursement payments owed, (iv) any restricted stock units, (v) any equity awards other than restricted stock units and stock options, and (vi) stock options. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6.	The receipt of any severance or other benefits pursuant to Section 3 of this Agreement will be subject to Executive agreeing that during the period of time beginning on the Termination Date and ending on the date on which Executive is no longer receiving base salary payments under Section 3(a) of this Agreement (the “Continuance Period”), Executive will not:

a.	Solicit any employee of the Company (other than Executive’s personal assistant) for employment other than at the Company, or

b.	Directly or indirectly engage in, have any ownership interest in or participate in any entity that as of the Termination Date, competes with the Company in any substantial business of the Company or any business reasonably expected to become a substantial business of the Company. Executive’s passive ownership of not more than one percent (1%) of any publicly traded company and/or five percent (5%) ownership of any privately held company will not constitute a breach of this Section 6(b).

7.	During the Continuance Period, neither Executive nor the Company will knowingly and materially disparage, criticize, or otherwise make any derogatory statements regarding Executive or the Company, respectively, and the Company, in its official statements, will not and will instruct the members of the Board and executive officers not to, knowingly and materially disparage, criticize, or otherwise make derogatory statements regarding Executive. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

8.	Notwithstanding any of the foregoing, if Executive is deemed by the Company at the time of his “separation from service” within the meaning of the Treasury Regulations issued under Section 409A of the Code (a “Separation from Service”) to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the of the Code, to the extent delayed commencement of any portion of the benefits to which he is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of his benefits shall not be provided to him prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of his Separation from Service with the Company or (b) the date of his death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all deferred payments shall be paid to Executive in a lump sum, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. Notwithstanding the foregoing or any other provisions of this Agreement, the Company and Executive agree that, for purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A deferral election rules and the exclusion from Code Section 409A for certain short-term deferral amounts.

9.	This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Except for purposes of Section 6 of this Agreement, any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

10.	All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well-established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the Parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee of the Board of Directors Autodesk, Inc.

111 McInnis Parkway

San Rafael, CA 94903

If to Executive:

at the last residential address known by the Company as provided by Executive in writing.

11.	If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

12.	The Parties hereby agree to the arbitration provisions, which are included in Section 16 of Executive’s Employment Agreement.

13.	The Company will directly pay Executive’s counsel up to $10,000 for reasonable legal and tax advice expenses incurred in connection with this Agreement.

14.	This Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, other than the terms and covenants in the Company’s confidential information agreement and Sections 8(d) and (e), 11, 12, 15, 16, and 19 of the Employment Agreement, each of which shall survive the termination of the Employment Agreement and shall continue in full force and effect. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the Parties hereto.

15.	Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to his attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (a) files any document containing the trade secret under seal, and (b) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

16.	The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

17.	All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

18.	This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

19.	Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

20.	This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

21.	Nothing in this Agreement shall be construed as an admission of wrongdoing or liability on the part of the Company.

(Signature Pages Follow)

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the dates specified below.

COMPANY

February 6, 2017	/s/ Crawford Beveridge
Date	Name: Crawford Beveridge
Title: non-Executive Chairman of the Board

CARL BASS

February 6, 2017	/s/ Carl Bass
Date	Name: Carl Bass

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (the “Release Agreement”) is made by and between Autodesk, Inc. (the “Company”) and Carl Bass (“Executive”).

WHEREAS, Executive was employed by the Company; and

WHEREAS, Executive and the Company have entered into a Second Amended and Restated Employment Agreement as of March 21, 2013 (the “Employment Agreement”);

NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Executive (collectively referred to as “the Parties”) hereby agree as follows:

1.    Resignation and Termination. In accordance with the terms of the transition and separation agreement between the Company and Executive effective as of 11:59 p.m. (PST) on February 7, 2017 (the “Resignation Date”), Executive has resigned from his full-time position as Chief Executive Officer of the Company on the Resignation Date and Executive’s employment with the Company will terminate or has already terminated on May 7, 2017 or any such later date requested by the Company’s Board of Directors and agreed to by Executive (the “Termination Date”).

2.    Consideration. The Company agreed pursuant to Sections 6 and 7 of the Employment Agreement to provide Executive with certain benefits in the event Executive’s employment is terminated in specified circumstances, provided Executive executes this Release Agreement.

3.    Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive as of the Resignation Date and Termination Date, as the case may be, other than benefits that remain outstanding pursuant to the Employment Agreement or the Company’s employee benefit plans.

4.    Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company, other than obligations that remain outstanding pursuant to the Employment Agreement or the Company’s employee benefit plans. Executive, on behalf of Executive and his heirs, family members, executors, successors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, executives, employees, representatives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the applicable Effective Dates (as defined below), other than his rights under the Transition and Separation Agreement of which this Release Agreement is a part and Section 11 of the Employment Agreement, including, without limitation:

(a)    Any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship or any transactions between the Company, as an employer and Executive as employee;

(b)    Any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of, shares of stock of the Company, including, without limitation, any claims for fraud,

Exhibit A	1

misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law and securities fraud under any state or federal law;

(c)    Any and all claims for wrongful discharge of employment; termination in violation of public policy; harassment; discrimination; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppels; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)    Any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Sarbanes Oxley Act of 2002, the Occupational Safety and Health Administration Act of 1970, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, and California Labor Code Sections 201 et seq. and 970 et seq. and all amendments to each such Act as well as the regulations issued hereunder;

(e)    Any and all claims for violation of the federal or any state constitution;

(f)    Any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and

(g)    Any and all claims for attorneys’ fees and costs. Executive agrees that the release set forth in this Section 4 shall be and remain in effect in all respects as a complete general release as to the matters released. The Parties agree that the release set forth in this Section 4 shall not apply to (i) rights that Executive may have under the Employment Agreement or (ii) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, or separate indemnification agreement, as applicable.

5.    Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release do not apply to any rights or claims that may arise under the ADEA after the Effective Date. Executive acknowledges that the consideration given for this Release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Release Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Release Agreement; (c) Executive has seven (7) days following the execution of this Release Agreement by the Parties to revoke the Release Agreement; and (d) this Release Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the General Counsel at Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903, by close of business on the seventh day from the date that Executive signs this Release Agreement.

6.    Civil Code Section 1542. Executive represents that Executive is not aware of any claims against the Company other than the claims that are released by this Release Agreement. Executive

Exhibit A	2

acknowledges that Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

7.    No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein with regard to matters released hereunder.

8.    Confidentiality.

(a)    Executive acknowledges that Executive has been exposed to and promises to maintain the confidentiality of all confidential and proprietary information of the Company, including without limitation, information relating to: any and all research and development plans and activities; products; product plans; source code; customer lists; business plans; marketing plans and strategies; pricing and pricing strategies; Company’s employees and employee compensation; and the business or confidential information of the Company’s customers.

(b)    Executive agrees to comply with the terms set forth in. the Employee Agreements on Intellectual Property and Product Source Code and executed by Executive on or about Executive’s hire date and any updated confidentiality agreement Executive may have signed while an employee (altogether “Confidential Information Agreements”). Executive agrees that any program, document, drawing, or other work Executive worked on at Company’s direction or on Company time, or using Company’s equipment, or using any information proprietary to Company shall remain the property of the Company.

(c)    Executive hereby confirms that Executive has returned or will return all Company property in Executive’s ;possession, and that Executive will return all confidential or proprietary information. In the event Executive violates any of these obligations, the Company shall cease making the payments and providing the benefits to Executive as provided in Section 8 of the Employment Agreement.

9.    Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Release Agreement.

10.    Authority. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Release Agreement.

11.    No Representations. Executive represents that Executive has had the opportunity to consult with an attorney and has carefully read and understands the scope and effect of the provisions of

Exhibit A	3

this Release Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Release Agreement.

12.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Release Agreement shall continue in full force and effect without said provision.

13.    Entire Agreement. This Release Agreement and the Transition and Separation Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company and supersede and replace any and all prior agreements and understandings concerning Executive’s relationship with the Company and his compensation from the Company, other than the terms and covenants in the Company’s confidential information agreement and Sections 8(d) and (e), 11, 12, 15, 16 and 19 of the Employment Agreement, each of which shall survive the termination of the Employment Agreement and shall continue in full force and effect. This Release Agreement may only be amended in writing signed by Executive and an executive officer of the Company.

14.    Governing Law. This Release Agreement shall be governed by the internal substantive laws, but not the choice-of-law rules, of the State of California.

15.    Effective Date. This Release Agreement is effective (a) eight (8) days after it has been signed (and not revoked) by both Parties on or after the Resignation Date (the “First Effective Date”) and (b) eight (8) days after it has been re-signed (and not revoked) by both Parties on or after the Termination Date (the “Second Effective Date”), with the First Effective Date and the Second Effective Date referred to collectively as the “Effective Dates.”

16.    Counterparts. This Release Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

17.    Voluntary Execution of Agreement. This Release Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)    They have read this Release Agreement;

(b)    They have been represented in the preparation, negotiation and execution of this Release Agreement by legal counsel of their own choice, or they have voluntarily declined to seek such counsel;

(c)    They understand the terms and consequences of this Release Agreement and of the releases it contains; and

(d)    They are fully aware of the legal and binding effect of this Release Agreement.

Exhibit A	4

IN WITNESS WHEREOF, each of the Parties has executed this Release Agreement, in the case of the Company by a duly authorized officer, as of the dates specified below.

COMPANY

Date	Name: Crawford Beveridge
Title: non-Executive Chairman of the Board

CARL BASS

Date	Name: Carl Bass

FIRST SIGNATURE PAGE TO CARL BASS RELEASE OF CLAIMS AGREEMENT

(TO BE EXECUTED ON OR AFTER THE RESIGNATION DATE BUT BEFORE THE TERMINATION DATE)

IN WITNESS WHEREOF, each of the Parties has executed this Release Agreement, in the case of the Company by a duly authorized officer, as of the dates specified below.

The Parties hereto ratify their obligations contained hereunder as of the date written below and Executive specifically reaffirms and restates this Release Agreement on or after the Termination Date, with the release of claims herein to apply to all claims arising up to such time.

COMPANY

Date of Re-Execution	Name:
(On or after the Termination Date)	Title:

CARL BASS

Date of Re-Execution	Name: Carl Bass
(On or after the Termination Date)

SECOND SIGNATURE PAGE TO CARL BASS RELEASE OF CLAIMS AGREEMENT

(TO BE EXECUTED ON OR AFTER THE TERMINATION DATE)